Exhibit 99.1

    ACCESS WORLDWIDE CLOSES ON THE SALE OF PHARMACEUTICAL MARKETING OPERATION

    ARLINGTON, Va., Aug. 7 /PRNewswire-FirstCall/ -- Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a leading marketing services organization, today announced that it has closed on the sale of all or substantially all the assets of its Telemanagement Services, Inc. d/b/a TMS Professional Markets Group ("Telemanagement Services") division, to TMS Professional Markets Group, LLC, in a cash transaction valued at $10.5 million. With the sale of Telemanagement Services, the company has relocated its corporate office to Arlington, Virginia.

    "We now operate approximately 700 communications seats in three locations in the US and 350 seats in Manila, Philippines," commented Shawkat Raslan, Chairman and Chief Executive Officer of Access Worldwide. "With the sale of Telemanagement Services we have fully paid our outstanding banking facility and have the necessary resources to continue to expand our off shore capability and capacity. We are actively negotiating for additional capacity in the Philippines."

    Access Worldwide is an established marketing company that provides a variety of sales, communication and medical education services. Our spectrum of services includes multilingual teleservices, customer service, telecom services, financial services, medical meetings management, medical publishing, editorial support, and database management, among others. Headquartered in Arlington, Virginia, Access Worldwide has about 700 employees in offices throughout the United States and the Philippines. More information is available at http://www.accessww.com.

    This press release contains forward-looking statements including statements that involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: Our ability to continue as a going concern if we are unable to generate cash flow and income from operations; our ability to secure financing at a competitive rate; competition from other third-party providers and those clients and prospects who may decide to do work in-house that we currently do for them; our ability to successfully operate the facility in the Philippines; consolidation in the medical, telecommunications and consumer products industries which reduces the number of clients and prospects that are able to be served; potential consumer saturation reducing the need for services; our ability and clients' ability to comply with state, federal and industry regulations; our reliance on a limited number of major clients and the reduction in services performed for or the loss of one or more major clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and labor force and our ability to recruit additional personnel. For a more detailed discussion of these risks and others that could affect results, see our filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

SOURCE  Access Worldwide Communications, Inc.
    -0-                             08/07/2006
    /CONTACT: Mark Wright, Investor Relations, +1-703-292-5210, mwright@accessww.com, or Richard Lyew, Executive Vice President & CFO, +1-703-292-5210, rlyew@accessww.com, both of Access Worldwide Communications, Inc./
    /Web site:  http://www.accessww.com/
    (AWWC)